Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
United Fire & Casualty Company:
We consent to the incorporation by reference in the registration statement (No. 333-174491) on Form S-4 of United Fire Group, Inc. of our report dated March 16, 2011, with respect to the consolidated balance sheets of Mercer Insurance Group, Inc. and Subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of earnings, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, which report appears in the Form 8-K/A of United Fire & Casualty Company dated October 7, 2011.
/s/ KPMG LLP
Philadelphia, Pennsylvania
October 7, 2011